Exhibit 99.1

FOR:	AMREP Corporation

850 West Chester Pike, Suite 205

Havertown, PA 19083

CONTACT:	Adrienne M. Uleau

Vice President, Finance and Accounting

(610) 487-0907

AMREP REPORTS FISCAL 2024 RESULTS

Havertown, Pennsylvania, July 23, 2024 – AMREP Corporation (NYSE:AXR) today reported net income of $6,690,000, or $1.25 per diluted share, for its 2024 fiscal year ended April 30, 2024 compared to net income of $21,790,000, or $4.11 per diluted share, for the same period of the prior year. Revenues were $51,369,000 for fiscal 2024 and $48,676,000 for fiscal 2023.

Results for 2024 included revenue of $7,200,000 from the sale of property in Brighton, Colorado. Results for 2023 included a non-cash income tax benefit of $16,071,000 as a result of a worthless stock deduction related to the Company’s former fulfillment services business and a non-cash pre-tax pension settlement general and administrative expense of $7,597,000 due to the Company’s defined benefit pension plan paying certain lump sum payouts of pension benefits to former employees and the transfer of nearly all remaining pension benefit liabilities to an insurance company through an annuity purchase.

More information about the Company’s financial performance in 2024 and 2023 may be found in AMREP Corporation’s financial statements on Form 10-K which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2024	2023
Revenues	$51,369,000	$48,676,000

Net income	$6,690,000	$21,790,000

Income per share – basic	$1.26	$4.13
Income per share – diluted	$1.25	$4.11

Weighted average number of common shares outstanding – basic	5,300,000	5,282,000
Weighted average number of common shares outstanding – diluted	5,347,000	5,307,000